Exhibit 8.2

DLA Piper LLP (US)
2000 University Avenue
East Palo Alto, California 94303-2214
www.dlapiper.com

T 650.833.2000
FORM OF OPINION	F 650.833.2001

, 2010

Velti plc
c/o Velti USA, Inc.
150 California Street
San Francisco, CA 94111

Ladies and Gentlemen:

We have acted as counsel to Velti plc, a company formed under the law of the Bailiwick of Jersey (the “Company”), in connection with the Company’s filing of a registration statement on Form F-1 (File No. 333-166793)(the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Act”) for the Company’s new ordinary shares, nominal (par) value £0.05 each (the “Shares”).  The Shares include shares which may be sold pursuant to the underwriters’ option to purchase additional shares in the manner described in the Registration Statement. We understand that the Shares are to be sold to the underwriters for resale to the public as described in the Registration Statement and pursuant to the Underwriting Agreement to be filed as an exhibit thereto.

The discussion of United States federal income tax matters contained in the prospectus forming part of the Registration Statement under the heading “U.S. Federal Income Tax Consequences”, to the extent it states matters of law or legal conclusions, and subject to the qualifications and limitations set forth therein, represents our opinion of the material U.S. federal income tax consequences of the ownership and disposition of the Company’s ordinary shares to a U.S. holder and a non-U.S. holder, as defined therein.  We express no opinion as to any federal, state or local, foreign or other tax consequences, other than as set forth herein or in the Registration Statement under the heading “U.S. Federal Income Tax Consequences.”

This opinion represents and is based upon our best judgment regarding the application of federal income tax laws arising under the Internal Revenue Code of 1986, as amended, existing judicial decisions, administrative regulations and published rulings and procedures. Our opinion is not binding upon the Internal Revenue Service or the courts, and the Internal Revenue Service is not precluded from successfully asserting a contrary position.  Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the U.S. federal income tax laws.

This opinion has been delivered in accordance with the requirements of Item 601(b)(8) of Regulation S-K under the Act.  It is intended for the benefit of the Company and holders of the Shares and may not be relied upon for any other purpose or by any other person or entity.  We hereby consent, however, to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including the prospectus constituting a part thereof, and any amendments thereto.